EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release January 29, 2007
Contact:  Don Jennings, President, or Clay Hulette, Vice President
                    (502) 223-1638
                    216 West Main Street
                    P.O. Box 535
                    Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

          Kentucky First Federal Bancorp (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $204,000, or $0.03 per share, for the three months ended December 31, 2006, compared to $449,000, or $0.05 per share, for the three months ended December 31, 2005, a decrease of $245,000 or 54.6% period to period.  Net earnings for the six months ended December 31, 2006, were $438,000, or $0.06 per share, compared to $940,000 or $0.11 per share for the six months ended December 31, 2005.

          The decrease in net earnings for the quarter ended December 31, 2006 was primarily attributable to a reduction in net interest income.  Net interest income decreased $356,000, or 21.1%, from $1.7 million for the 2005 quarterly period to $1.3 million for the current quarter as a result of higher interest expense.  Interest expense increased $403,000, or 26.8%, from $1.5 million to $1.9 million for the quarters ended December 31, 2005 and 2006, respectively.  Interest expense was adversely impacted by relatively high short-term interest rates, which affect the rates at which both deposit accounts and short-term Federal Home Loan Bank advances reprice.

          At December 31, 2006, assets had increased $3.4 million, or 1.3%, to $265.3 million compared to $261.9 million at June 30, 2006.  This increase was attributed primarily to an increase in loans receivable of $6.9 million, or 4.5%, which totaled $162.3 million at December 31, 2006.

          At December 31, 2006, the Company reported its book value per share as $7.88.

          This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

          Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At December 31, 2006, the Company had approximately 8,474,000 shares outstanding of which approximately 55.8% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Statements of Financial Condition

	December 31, 2006	June 30, 2006

	(In thousands, except share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$1,791	$2,294
Investment Securities	74,221	77,420
Loans Receivable, net	162,324	155,386
Other Assets	27,013	26,841

Total Assets	$265,349	$261,941

Liabilities
Deposits	$138,991	$141,238
FHLB Advances	61,818	54,850
Other Liabilities	1,218	1,972

Total Liabilities	202,027	198,060
Shareholders’ Equity	63,322	63,881

Total Liabilities and Equity	$265,349	$261,941

Book Value Per Share	$7.88	$7.91

Condensed Consolidated Statements of Earnings
(In thousands, except share data)

	Six months ended December 31,		Three months ended December 31,

	2006	2005	2006	2005

	(Unaudited)		(Unaudited)
Interest Income	$6,450	$6,394	$3,233	$3,186
Interest Expense	3,694	3,031	1,905	1,502

Net Interest Income	2,756	3,363	1,328	1,684
Provision for Losses on Loans	—	24	—	10
Other Operating Income	83	122	47	63
General, Administrative, and Other Expense	2,195	2,086	1,077	1,066

Earnings Before Federal Income Taxes	644	1,375	298	671
Federal Income Taxes	206	435	94	222

Net Earnings	$438	$940	$204	$449

Basic Earnings Per Share	$0.06	$0.11	$0.03	$0.05
Diluted Earnings Per Share	$0.06	$0.11	$0.03	$0.05
Dividends Per Share	$0.20	$0.20	$0.10	$0.10
Weighted average outstanding shares:
Basic	8,039,684	8,268,686	8,015,531	8,278,975

Diluted	8,039,684	8,277,736	8,015,531	8,288,025